Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 13, 2023, with respect to the combined financial statements of Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc., a carve-out business of Madison Square Garden Entertainment Corp.), included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
New York, New York
June 20, 2023